QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

OGE Enogex Partners L.P.
Subsidiaries of the Registrant

        The list below includes the entities expected to be subsidiaries of the Registrant following the completion of the formation transactions described in the prospectus that is a part of this registration statement.

Name of Subsidiary	Jurisdiction of Formation
Enogex Operating LLC	Delaware
Enogex LLC	Delaware
Enogex Gas Gathering LLC	Oklahoma
Enogex Products LLC	Oklahoma

QuickLinks

  Exhibit 21.1